Exhibit 99.1

Press Release

AVIS BUDGET GROUP COMMENTS ON PRELIMINARY THIRD QUARTER

RESULTS AND EXTENDS ASSET-BACKED CONDUIT FINANCING

Parsippany, N.J., October 27, 2008 - Avis Budget Group, Inc. (NYSE: CAR), a leading provider of vehicle rental services, today announced preliminary results for its third quarter, which ended September 30, 2008.

Revenues are expected to total $1.7 billion in the quarter; EBITDA is expected to be approximately $141 million, excluding unusual items, compared to $171 million in third quarter 2007; and pretax income, also excluding unusual items, is expected to be approximately $87 million.

Unusual items in third quarter 2008 are expected to be comprised primarily of an impairment of goodwill and other intangible assets of $1.1 - 1.3 billion and restructuring charges and other items of $11 million. As a result, the Company expects a pretax loss of $1.0 - 1.2 billion including unusual items.

In the third quarter the Company implemented a workforce reduction totaling more than 700 employee positions. These staffing reductions and other actions, which gave rise to the restructuring charges recorded in the third quarter, are expected to save the Company more than $50 million annually.

The Company also announced that it has extended $1.35 billion of its principal $1.5 billion asset-backed bank conduit facility to finance cars in its rental fleet for sixty days while it continues to work with lenders on a further renewal. The cost of borrowings under the facility, which now matures in late December 2008, is expected to be nearly three percentage points higher than in the past due to the recent turmoil in the credit markets. In addition, the facility is expected to carry a double-A rating, up from the previous single-A. In conjunction with the extension of this facility, we amended our $1.1 billion seasonal conduit facility, which matures in February 2009, to contain similar pricing and other terms. We have also transferred $100 million of commitments from the seasonal conduit facility to the principal conduit facility.

“Declining travel volumes made the third quarter a more challenging operating environment than expected,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Among difficult macroeconomic and credit market conditions, we have adjusted our fleet levels, continued to achieve solid results in our sales of used vehicles, taken steps like the extension of our conduit facility to bolster our liquidity, and moved aggressively to reduce costs throughout our business.”

The Company said that, based on its preliminary results, it remained in compliance with the financial covenants contained in its principal borrowing agreements as of September 30.

In addition, the Company projects that its full-year 2008 revenue, EBITDA and pretax income, excluding unusual items, will be significantly lower than our previous estimates primarily due to lower vehicle rental revenues than expected. The Company expects to announce its third quarter results and discuss its revised outlook during the week of November 3.

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

All statements concerning the results of the third quarter including the impairment charge are preliminary and subject to change. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the downturn in the U.S. economy, the high level of competition in the vehicle rental industry, greater than expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs in the used vehicle marketplace, the financial condition of the auto manufacturers that supply our rental vehicles, a downturn in airline passenger traffic, an occurrence or threat of terrorism, our requirement for substantial capital, a disruption in our ability to obtain financing for our operations, our ability to meet the financial covenants contained in our senior credit facilities, any additional significant increase in interest rates or borrowing costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to interest rates and fuel costs and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release contains certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in Table 1 to this release.

Contacts
Media Contacts:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

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Table 1

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) from continuing operations before non-vehicle related depreciation and amortization, any goodwill, other intangible asset or equity investment impairment charge, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

EBITDA excluding unusual items and income before income taxes excluding unusual items

The accompanying press release presents EBITDA and income before income taxes for the three months ended September 30, 2008 and 2007 excluding unusual items. Unusual items consist of restructuring-related expenses, the settlement of a litigation claim and separation-related costs for EBITDA. For income before income taxes, unusual items include the restructuring-related expenses, the settlement of a litigation claim, separation-related costs and the impairment of (i) goodwill, (ii) our tradenames asset and (iii) our investment in Carey Holdings, Inc.

During the three months ended September 30, 2008, we recorded (i) $6 million in restructuring costs primarily related to severance for headcount reductions and (ii) a $5 million charge for the settlement of a litigation claim. We are also recording a charge of between $1,100 million and $1,300 million for the impairment of goodwill, our tradenames asset and our investment in Carey to reflect a decline in their fair values compared to their carrying values. This impairment charge amount is preliminary and the assessment is being finalized. During the three months ended September 30, 2007, we recorded $3 million in separation-related costs. Separation-related costs were expenses incurred in connection with the execution of the plan to separate Cendant Corporation (as we were formerly known) into four independent companies.

We believe that EBITDA excluding unusual items and income before income taxes excluding unusual items are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, the settlement of the litigation claim and the impairment of goodwill, our tradenames asset and our investment in Carey Holdings, Inc., as such items are not representative of the results of operations of our business at September 30, 2008.

We provide a reconciliation of EBITDA and income before income taxes, excluding unusual items to loss before income taxes. Income tax calculations are not finalized as of this date; therefore we are not providing a reconciliation to net income (loss).

Reconciliation of Avis Budget Group, Inc. EBITDA excluding unusual items to loss before income taxes:

	Three Months Ended September 30,
	2008	2007
Avis Budget Group, Inc. EBITDA, excluding unusual items	$ 141	$171
Less: Non-vehicle related depreciation and amortization	23	21
Interest expense related to corporate debt, net	31	31

Avis Budget Group, Inc. income before income taxes, excluding unusual items	87	119
Less unusual items:
Separation-related costs	—	3
Restructuring charge	6	—
Settlement of a litigation claim	5	—
Impairment of goodwill, tradenames and equity investment (A)	1,100 -1,300	—

Avis Budget Group, Inc. loss before income taxes	$(1,024)-(1,224)	116

(A)	The impairment charge amount is an estimate as the final assessment is being completed.